Exhibit 4.8

PLEDGE AGREEMENT

This Pledge Agreement (this “Agreement”) is entered into as of June 6, 2014, by and between Matt Lee, an individual (“Pledgor”), and Chicago Venture Partners, L.P., a Utah limited partnership, its successors and/or assigns (“Lender”).

A. Lender and Cabinet Grow, Inc., a Nevada corporation (the “Company”), are parties to that certain Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Company issued to Lender that certain Secured Convertible Promissory Note in the principal amount of $1,657,500.00 (the “Note”).

B. Pledgor hereby desires to pledge pursuant to this Agreement 50 shares of Class A Preferred Stock, $0.001 par value per share (the “Pledged Stock”), of the Company

C. As a stockholder of the Company, which entity is the borrower under the Note, Pledgor shall materially benefit from the loans and other financial accommodations granted to the Company pursuant to the Note.

D. In order to induce Lender to make certain loans and other financial accommodations to the Company pursuant to the Note, Pledgor has agreed to pledge the Pledged Stock as security for performance and payment of all obligations under the Note.

NOW, THEREFORE, the parties hereto agree as follows:

1. Defined Terms. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. The following terms shall have the following meanings:

“Article 8 Matter” shall mean any action, decision, determination or election by the Company or its stockholders that the stock or other equity interests in the Company be, or cease to be, a “security” as defined in and governed by Article 8 of the Uniform Commercial Code.

“Event of Default” means the occurrence of an event of default under Section 4.1(xviii) of the Note, provided that for purposes of this Agreement only, the Company shall have a period of ninety (90) days following its receipt of written notice (the “Cure Period”) from Lender to cure an event of default under Section 4.1(xviii) of the Note. If the Company is able to cure such event of default within the Cure Period, then no event of default shall be deemed to have occurred for purposes of this Agreement.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest, or other encumbrance.

“Proceeds” shall mean “proceeds,” as such term is defined in section 9-306(1) of the UCC and, in any event, shall include, without limitation, (1) all dividends or distributions in cash or in kind made to Pledgor from time to time in respect of the Pledged Stock, (2) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Pledgor from time to time with respect to any of the Pledged Stock, (3) any and all payments (in any form whatsoever) made or due and payable to Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Pledged Stock by any foreign or domestic government or any instrumentality or agency thereof (a “Governmental Authority”) (or any person acting under color of any such Governmental Authority) and (4) any and all other amounts from time to time paid or payable under or in connection with any of the Pledged Stock. In addition, the term Proceeds shall include, without limitation, all accounts, chattel paper, deposit accounts, instruments, intellectual property, equipment, inventory, consumer goods, farm products, documents, general intangibles and other proceeds which arise from the sale, lease, transfer, or other use or disposition of any kind of the Pledged Stock and all proceeds of any type (all of the foregoing shall have the meaning given them in the UCC except as otherwise defined herein).

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Utah; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority or exercise of remedies of Lender’s security interest in any of the Pledged Stock is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Utah, the term “UCC” shall mean the Uniform Commercial Code as adopted and in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, priority or exercise of remedies and for purposes of definitions related to such provisions.

2. Grant of Security Interest.

a. Grant. As collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Note, Pledgor hereby grants to Lender for its benefit a security interest in all of Pledgor’s right, title and interest in, to and under the Pledged Stock and the Proceeds with respect to the foregoing.

b. Certificates. All certificates and instruments, if any, representing or evidencing the Pledged Stock shall be delivered to and held by or on behalf of Lender pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Lender. Upon the occurrence of an Event of Default, Lender shall have the right at any time, in its discretion and without further notice to Pledgor, to transfer to or register in the name of Lender or any of its nominees any or all of the Pledged Stock.

3. Limitations on Lender’s Rights and Obligations. As long as Lender holds the Pledged Stock as pledgee, it is expressly agreed by Pledgor that, anything herein to the contrary notwithstanding, (a) Lender shall not have any obligation or liability for the performance by Pledgor of its obligations as a stockholder of the Company by reason of or arising out of this Agreement or the granting to Lender of the security interest provided for herein or the receipt by Lender of any payment relating hereto, and (b) Lender shall not be required or obligated in any manner to perform or fulfill any of the obligations of Pledgor in its capacity as a stockholder of the Company or to make any inquiry as to the nature or the sufficiency of any payment received by Pledgor or the sufficiency of any performance by any other party of any obligation owed to Pledgor, as the case may be, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to Lender or to which Lender may be entitled at any time or times.

4. Representations and Warranties. Pledgor hereby represents and warrants that:

a. Title. Except for the security interest granted to Lender pursuant to this Agreement, Pledgor is the sole owner of the Pledged Stock having good and marketable title thereto, free and clear of any and all Liens and any transfer restrictions affecting the Pledged Stock other than any restrictions on transfer which may be imposed under the Company’s bylaws or other governing documents or applicable federal and state securities laws.

b. No Other Security Interests. No Lien exists or will exist on any part of the Pledged Stock.

c. First Priority Perfected Security Interest. This Agreement is effective to create a valid and continuing first priority Lien on and first priority perfected security interest in the Pledged Stock in favor of Lender and prior to all other Liens, and is enforceable as such as against creditors of and purchasers from Pledgor.

d. No Conflict. Neither Pledgor’s execution and delivery hereof nor its consummation of the transactions contemplated hereby nor its compliance with any of the terms and provisions hereof (i) does or will contravene any existing requirement of any Governmental Authority applicable to or binding on it or any of its properties, (ii) does or will contravene or result in any breach of or constitute any default under, or result in the creation of any Lien (other than the Lien created hereby) upon any of its property under any organizational document, indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, partnership agreement, limited liability company agreement or other agreement or instrument to which it is a party or by which it or any of its properties be bound or affected, except as may have been validly waived in connection with this Agreement.

e. Enforceability. Pledgor has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Pledgor enforceable against Pledgor in accordance with the terms hereof, except for the effect of applicable laws regarding bankruptcy, insolvency, moratorium or fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

f. Litigation. There are no actions or proceedings pending or, to Pledgor’s knowledge, threatened, against or affecting the Pledged Stock before any court or administrative agency or arbitrator.

g. Legal Capacity. Pledgor has full power, authority and legal right and capacity to enter into and perform its obligations under this Agreement and each other document contemplated hereby to which Pledgor is or will be a party and to consummate the transactions contemplated hereby and thereby.

5. Covenants. Pledgor covenants and agrees with Lender that from and after the effectiveness of this Agreement until the full payment and performance of Pledgor under the Note:

a. Further Assurances. At any time and from time to time, upon the written request of Lender, Pledgor will promptly execute and deliver any and all such further instruments and documents as Lender may reasonably deem necessary to obtain the full benefits and security of this Agreement, including, without limitation, executing and filing such financing or continuation statements, securities account control agreements or amendments thereto, as may be necessary or desirable or that Lender may reasonably request in order to perfect, preserve and enforce the security interest created hereby.

b. Limitation on Liens on Pledged Stock. Pledgor will not create, permit or suffer to exist, and will defend the Pledged Stock against and take such other action as is necessary to remove, any Lien on the Pledged Stock, except the Lien granted pursuant to this Agreement, and will defend the right, title and interest of Lender in and to Pledgor’s rights under the Pledged Stock against the claims and demands of all third parties whomsoever. Pledgor shall not cause or permit any amendment to any provision of any stock purchase agreements with the Company or the bylaws of the Company that would impair or otherwise negatively affect the Pledged Stock or Lender without the prior written consent of Lender.

c. Limitations on Disposition. Pledgor will not sell, assign, exchange, lease, transfer, pledge or otherwise dispose of, or grant any option or other rights with respect to, the Pledged Stock or any portion thereof.

d. Possession of Pledged Stock Collateral. Pledgor shall deliver any and all additional certificates or other indicia of ownership of the Pledged Stock to Lender within three business days after receipt by Pledgor and, upon Lender’s request, shall execute all pledge agreements, security agreements, stock powers, financing statements and all other documents that Lender deems necessary or advisable to grant Lender a valid, perfected first priority security interest in such Pledged Stock. Moreover, in the event the Pledged Stock shall be evidenced by an instrument or certificate, Pledgor shall or shall cause the Company to mark each such instrument or certificate, if any, with a legend reading as follows:

“THE STOCK EVIDENCED HEREBY IS SUBJECT TO A PLEDGE AGREEMENT WHICH CONTAINS A GRANT OF IRREVOCABLE PROXY. BY ACCEPTING ANY INTEREST IN SUCH STOCK THE PERSON HOLDING SUCH STOCK SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID AGREEMENT.”

Pledgor shall cause the Company to agree that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance or otherwise), the legend from any such instrument or certificate, if any, and will place or cause to be placed the legend on any new instrument or certificate issued to represent the Pledged Stock theretofore represented an instrument or certificate carrying a legend.

e. Irrevocable Proxy.

(1) Solely with respect to Article 8 Matters, Pledgor hereby irrevocably grants and appoints Lender, from the date of this Agreement until the termination of this Agreement in accordance with its terms, as Pledgor’s true and lawful proxy, for and in Pledgor’s name, place and stead to vote the Pledged Stock, whether directly or indirectly, beneficially or of record, now owned or hereafter acquired, with respect to such Article 8 Matters. The proxy granted and appointed in this Section shall include the right to sign Pledgor’s name (as a stockholder of the Company) to any consent, certificate or other document relating to an Article 8 Matter and the Pledged Stock that applicable law may permit or require, to cause the Pledged Stock to be voted in accordance with the preceding sentence. Pledgor hereby represents and warrants that there are no other proxies and powers of attorney with respect to an Article 8 Matter and the Pledged Stock that Pledgor may have granted or appointed. Pledgor will not give a subsequent proxy or power of attorney or enter into any other voting agreement with respect to the Pledged Stock with respect to any Article 8 Matter and any attempt to do so with respect to an Article 8 Matter shall be void and of no effect.

(2) Additionally, Pledgor hereby irrevocably grants and appoints Lender, from the date of the occurrence of any Event of Default under the Note until the termination of this Agreement in accordance with its terms, as Pledgor’s true and lawful proxy, for and in Pledgor’s name, place and stead to vote the Pledged Stock, whether directly or indirectly, beneficially or of record, now owned or hereafter acquired, with respect to any matter on which the owner of the Pledged Stock has the right to vote such Pledged Stock, including without limitation relating to matters involving the sale thereof. The proxy granted and appointed in this Section shall include the right to sign Pledgor’s name (as a stockholder of the Company) to any consent, certificate or other document relating to the rights of this Section 5.e.2 and the Pledged Stock that applicable law may permit or require, to cause the Pledged Stock to be voted in accordance with the preceding sentence. Pledgor hereby represents and warrants that there are no other proxies and powers of attorney except as set forth in this Agreement and the Pledged Stock that Pledgor may have granted or appointed. Pledgor will not give a subsequent proxy or power of attorney or enter into any other voting agreement with respect to the Pledged Stock with respect to any matter and any attempt to do so shall be void and of no effect.

6. Voting Rights. Pledgor shall be permitted to exercise all voting rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or other action taken which would impair the Pledged Stock or which would be inconsistent with or result in any violation of any provision of the Note, the Purchase Agreement, any other documents related to this transaction, or any other provision of this Agreement.

7. Remedies.

a. If an Event of Default has occurred and is continuing (and has not been rescinded or waived pursuant to the Note), in addition to, and not by way of limitation of, all rights and remedies granted in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Note or otherwise available at law or in equity, without any other notice to or demand upon Pledgor, Lender shall have all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by applicable law referred to below) to or upon Pledgor or any third party (all and each of which demands, defenses, advertisements and notices are to the fullest extent permitted by applicable law hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Pledged Stock so pledged hereunder, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Pledged Stock or any part thereof (or contract to do any of the foregoing), in one or more units at public or private sale or sales upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall have the right upon any such public sale or sales, and, to the fullest extent permitted by applicable law, upon any such private sale or sales, to purchase the whole or any part of the Pledged Stock so sold, free of any right or equity of redemption in Pledgor, which right or equity is hereby waived or released. Lender shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Pledged Stock or in any way relating to the Pledged Stock or the rights of Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Note, and only after such application and after the payment by Lender of any other amount required by any provision of applicable law.

b. Pledgor recognizes that Lender may be unable to effect an unrestricted public sale of any or all of the Pledged Stock, by reason of certain prohibitions in the Securities Act of 1933, as amended, and applicable state securities laws or otherwise, and may be compelled to resort to one or more public or private sales thereof to a restricted group of purchasers which will be obligated to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges and agrees that any such private sale or restricted public sale may result in prices and other terms less favorable to Lender than if such sale were an unrestricted public sale and agrees that such circumstances shall not, in and of themselves, result in a determination that such sale was not made in a commercially reasonable manner.

8. Reinstatement. This Agreement shall, to the fullest extent permitted by applicable law, remain in full force and effect and continue to be effective should any petition be filed by or against Pledgor for liquidation or reorganization, should Pledgor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Pledgor’s assets, and shall continue to be effective or be reinstated, as the case may be, to the fullest extent permitted by applicable law, if at any time payment and performance of the Note, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Note, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Note, to the fullest extent permitted by applicable law, shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

9. Successors and Assigns. The terms and provisions of this Agreement shall be binding upon, and, subject to the provisions of this Section 9, the benefits thereof shall inure to, the parties hereto and their respective successors and assigns; provided, however, that Pledgor shall not assign this Agreement or any of the rights, duties or obligations of Pledgor hereunder without the prior written consent of Lender.

10. Notices. Any notice or communication given pursuant to this Agreement by any party to any other party shall be in writing and shall be sufficiently given if personally delivered, sent by facsimile or other means of electronic transmission or sent by mail, postage prepaid to the parties at the following addresses or to such other address as any party may hereafter designate to the others by like notice:

if to Pledgor:

Matt Lee

17801 Main Street #E

Irvine, California 92614

Email: matt@cabinetgrow.com

If to Lender:

Chicago Venture Partners, L.P.

Attn: John Fife

303 East Wacker Drive, Suite 1200

Chicago, Illinois 60601

Email: jfife@chicagoventure.com

with a copy to:

Hansen Black Anderson Ashcraft PLLC

Attn: Jonathan K. Hansen

2940 West Maple Loop, Suite 103

Lehi, Utah 84043

Email: jhansen@hbaalaw.com

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or four (4) days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth above. In the event of any conflict between Lender’s books and records and this Agreement or any notice delivered hereunder, Lender’s books and records will control absent fraud or error.

11. Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of Lender in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto confirm that any telecopy or electronic copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

13. No Waiver; Cumulative Remedies. Lender shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by Lender, and then only to the extent therein set forth. A waiver by Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Lender would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are in addition to any rights and remedies provided by law. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Lender and, where applicable, by Pledgor.

14. Attorneys’ Fees. In the event of any action at law or in equity to enforce or interpret the terms of this Agreement, the parties agree that the party who is awarded the most money shall be deemed the prevailing party for all purposes and shall therefore be entitled to an additional award of the full amount of the attorneys’ fees and expenses paid by such prevailing party in connection with the litigation and/or dispute without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses. Nothing herein shall restrict or impair a court’s power to award fees and expenses for frivolous or bad faith pleading..

15. Construction and Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each party has been represented by its own legal counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

16. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Without modifying the parties obligations to resolve disputes hereunder for any litigation arising in connection with this Agreement, each party hereto hereby (a) consents to and expressly submits to the exclusive personal jurisdiction of any state or federal court sitting in Salt Lake County, Utah, (b) expressly submits to the venue of any such court for the purposes hereof, and (c) waives any claim of improper venue and any claim or objection that such courts are an inconvenient forum or any other claim or objection to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper.

17. Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.

18. Power of Attorney; Appointment and Powers of Lender. Upon the occurrence and during the continuance of an Event of Default, Pledgor hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Pledgor or in Lender’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives such attorneys the power and right, on behalf of Pledgor, without notice to or assent by Pledgor, to do the following:

a. generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Pledged Stock in such manner as is consistent with the UCC and as fully and completely as though Lender was the absolute owner thereof for all purposes, and to do at Pledgor’s expense, at any time, or from time to time, all acts and things which Lender deems necessary to protect, preserve or realize upon the Pledged Stock and Lender’s security interest therein, in order to effect the intent of this Agreement, all as fully and effectively as Pledgor might do, including, without limitation, (A) upon written notice to Pledgor, the exercise of voting rights with respect to the Pledged Stock, which rights may be exercised, if Lender so elects, with a view to causing the liquidation of assets of the Company, and (B) the execution, delivery and recording, in connection with any sale or other disposition of any Pledged Stocks, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Pledged Stock; and

b. to the extent that Pledgor’s authorization given in Section 21 is not sufficient, to file such financing statements with respect hereto, with or without Pledgor’s signature, or a photocopy of this Agreement in substitution for a financing statement, as Lender may deem appropriate and to execute in Pledgor’s name such financing statements and amendments thereto and continuation statements which may require Pledgor’s signature.

19. Ownership Limitation. Notwithstanding anything to the contrary contained in this Agreement, if at any time Lender shall or would acquire shares of Class A Preferred Stock hereunder, but such acquisition would cause Lender (together with its affiliates) to beneficially own a number of shares exceeding 9.99% of the number of shares of Class A Preferred Stock outstanding on such date (including for such purpose the shares of Class A Preferred Stock issuable upon such issuance) (the “Maximum Percentage”), then Pledgor must not convey to Lender shares of the Class A Preferred Stock which would exceed the Maximum Percentage. For purposes of this section, beneficial ownership of Class A Preferred Stock will be determined pursuant to Section 13(d) of the 1934 Act (as defined in the Note). The shares of Class A Preferred Stock issuable to Lender that would cause the Maximum Percentage to be exceeded are referred to herein as the “Ownership Limitation Shares”. Pledgor will hold the Ownership Limitation Shares for the exclusive benefit of Lender until he receives notice from Lender pursuant to the terms hereof to deliver all or any of such shares to Lender. From time to time at any time after Lender has the right to own the Pledged Shares pursuant to the terms hereof, Lender may notify Pledgor in writing of the number of the Ownership Limitation Shares that may be owned by Lender without causing Lender to exceed the Maximum Percentage. Upon receipt of such notice, Pledgor shall be unconditionally obligated to immediately convey such designated shares to Lender, with a corresponding reduction in the number of the Ownership Limitation Shares. By written notice to Pledgor and the Company, Lender may increase, decrease or waive the Maximum Percentage as to itself but any such waiver will not be effective until the 61st day after delivery thereof. The foregoing 61-day notice requirement is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Lender.

20. Termination. At such time that the Company’s common stock is publicly trading on an Eligible Market (as defined in the Note), this Agreement shall terminate and be of no further force and effect. Upon any such termination, Lender shall authenticate and deliver to Pledgor the Pledged Stock together with such documents as Pledgor may reasonably request to evidence such termination at Pledgor’s expense.

21. Authorization to File UCC Financing Statements. Pledgor hereby authorizes Lender to file UCC financing statements concerning the Pledged Stock. Pledgor will execute and deliver any documents (properly endorsed, if necessary) reasonably requested by Lender for the perfection or enforcement of any security interest or lien, give good faith, diligent cooperation to Lender, and perform such acts reasonably requested by Lender for perfection and enforcement of any security interest or lien, including, without limitation, obtaining control for purposes of perfection with respect to the Pledged Stock. Lender is authorized to file, record, or otherwise utilize such documents as it deems necessary to perfect and/or enforce any security interest or lien granted hereunder.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as set forth above.

PLEDGOR:

____________________________

Matt Lee

Agreed and Accepted:

Chicago Venture Partners, L.P.

By: Chicago Ventures Management, LLC, its General Partner

By: CVM, Inc., its Manager

By: ________________________________

     John M. Fife, President